Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) (Registration Nos. 333-117974 and 333-112586) pertaining to The Providence Service Corporation Stock Option and Incentive Plan and The Providence Service Corporation 2003 Stock Option Plan of our report dated September 3, 2004, with respect to the combined financial statements of Aspen MSO, LLC, Choices Group, Inc. and College Community Services, Inc. included in this Form 8-K/A.

/s/    JOSEPH DECOSIMO AND COMPANY, LLP

Chattanooga, Tennessee

October 4, 2004